Exhibit 10.1

AMENDMENT NO. 10 AGREEMENT

This Amendment No. 10 Agreement (this “Amendment”) is dated as of December 20, 2018 by and between Dominion Capital LLC (the “Holder”) and DPW Holdings, Inc., a Delaware corporation (the “Company”).

Recitals

A.	The Company has executed various documents concerning credit extended by the Holder, including, without limitation, the Securities Purchase Agreement dated as of May 15, 2018 (the “May Agreement”), the Transaction Documents (as defined in the May Agreement) and, more specifically, the Senior Secured Convertible Promissory Note dated May 15, 2018 and originally due November 15, 2018 (the “May Note”), the Senior Secured Convertible Promissory Note dated July 2, 2018 and due January 1, 2019 (the “July Note”) acquired pursuant to a Securities Purchase Agreement dated as of July 2, 2018 and the Senior Secured Convertible Promissory Note dated September 2, 2018 (the “September Note”) and due February 28, 2019 acquired pursuant to a Securities Purchase Agreement dated as of September 2, 2018, as such documents have been amended to date.

B.	The Holder and the Company desire to further amend the May Note, July Note, September Note and other Transaction Documents as follows:

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the May Note, the July Note and the September Note, as applicable, and the other Transaction Documents.

2.	Amendments.
a.	Ault & Company, Inc. (“A&C”) will provide a Corporate Guarantee (the “CG”) of the performance of the Company and its subsidiaries on $4.35 million of outstanding obligations due under the May Note, the July Note, the September Note and the Purchase Order funding in Section 2.e of this Amendment after a sixty (60) calendar day cure period. This CG will be released immediately once both of the following events shall have occurred:

i.	No Event of Default (“Default”) exists under any outstanding obligations due the Holder pursuant to the May Note, the July Note, the September Note, the Transaction Documents and the Purchase Order funding in Section 2.e of this Amendment unless the Default is waived by the Holder in writing in its sole discretion; and

ii.	Completion of a direct investment into the Company by A&C, at its sole and absolute option with no obligation to invest, of no less than $11,000,000 by June 30, 2019 and the Company has fully complied with Section 2.d of this Amendment. The terms of such investment shall be determined at the sole discretion of the Company’s Board of Directors.

b.	The CG amount of $4.35 million shall be reduced by twenty-five percent (25%) for each one ($1.00) dollar reduction in principal. For example, when principal payments of $1 million have been received by the Holder, the CG amount shall be $4.10 million.

c.	The July Note and the September Note shall be repaid as per the terms of the Voluntary Prepayment provisions of Section 2(d) thereof (within 121-180 days) based upon two equal payments of principal plus interest and other amounts due as per the transaction documents related to each of the July Note and the September Note. The first payment shall be due February 15, 2019 and the second payment shall be due May 15, 2019.

d.	Until the Holder has been paid in full amounts due pursuant to the May Note, the July Note, the September Note, and the Purchase Order funding in Section 2.e of this Amendment, the Holder shall receive forty percent (40%) of the following net proceeds received by the Company within three (3) business days of receipt. The proceeds shall be applied towards retirement of outstanding obligations due to the Holder (a) first, to the Amortization payments of the May Note; (b) then to all sums due under the July Note; (c) then to all sums due under the September Note and (d) then to the remaining sums due under the May Note:

i.	Investments by A&C or any third party into the Company.

ii.	Any proceeds received by Digital Power Lending, LLC, or the Company including, but not limited to, from the repayment of loans to I.AM, Inc., and investments and/or loans to Avalanche International Corporation (“AVLP”). This excludes account receivable payments from AVLP to the Company.

e.	The Holder shall provide secured Purchase Order funding to the following subsidiaries of the Company:

i.	$200,000 directly to Microphase Corporation (“Microphase”) to purchase parts (which funds shall be held in escrow by the Holder’s legal counsel and sent directly to vendors based upon relevant supporting documentation). Microphase shall repay such principal amount as it ships and bills these purchase orders directly from its revolving credit facility over a period of ninety (90) days. The Holder shall receive 10% annual simple interest, paid monthly in arrears, on the outstanding principal balance due from Microphase.

ii.	$500,000 directly to Enertec Systems 2001 Ltd. (“Enertec”) to purchase parts. Enertec shall repay such principal over the fourth, fifth and sixth months in equal installments. The Holder shall receive 10% annual simple interest, paid monthly in arrears, on the outstanding principal balance due from Enertec.

f.	The Holder shall receive via wire transfer in USD the true-up payment due from the Company related to the first December Payment, as defined in Amendment No. 9 dated as of December 7, 2018, no later than 4:00 P.M. EST on December 31, 2018.

g.	The Company shall take all steps necessary to increase the Holder’s share reserve with the Company’s transfer agent to an aggregate of 125,000,000 shares of its common stock within three (3) trading days, subject to an approval of an increase in the authorized shares of common stock by the Company’s stockholders. The reserve shall be released by 12,500,000 shares for every $1,000,000 retirement of outstanding obligations excluding the Purchase Order funding.

3.       Representations and Warranties. When the Company signs this Amendment, the Company represents and warrants to the Holder that: (a) this Amendment is within the Company’s powers, has been duly authorized, does not conflict with any of the Company’s organizational papers and is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, and (b) that the person or persons executing this Amendment on behalf of the Company are duly appointed officers or other representatives of the Company with authority to execute and deliver this Amendment on behalf of the Company.

4.       Effectiveness. The Parties agree to take all required steps to fully implement this Amendment by December 26, 2018.

5.       Effect of Amendment; References.

a.	Except as expressly amended hereby, all of the terms and conditions of the May Note, the July Note and the September Note shall remain unchanged and in full force and effect and the Company hereby reaffirms its obligations under the May Note, the July Note and the September Note, as amended by this Amendment, as applicable, without defense, right of set off or recoupment, claim or counterclaim of any kind or nature (and to the extent there exists any such defense, right of set off or recoupment, claim or counterclaim on the date hereof, the same is hereby forever released, discharged and waived by the Company). The Company hereby reaffirms as of the date hereof its representations and warranties under each of the Transaction Documents.

b.	This Amendment (i) is limited precisely as specified herein and does not constitute nor shall be deemed to constitute a modification, acceptance or waiver of any other provision of the May Note, the July Note and the September Note, (ii) is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction of any obligation or liability of the Company under the May Note, the July Note and the September Note, and (iii) shall not prejudice or be deemed to prejudice any rights or remedies the Holder may now have or may in the future have under or in connection with the May Note, the July Note and the September Note.

c.	All references in any Transaction Document to any other Transaction Document amended hereby shall be deemed to be a reference to such Transaction Document as amended by this Amendment, if and as applicable.

6.       Miscellaneous.

a.	This Amendment shall be governed by and construed in accordance with the laws of the state provided in the May Agreement.

b.	This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart thereof.

c.	The Company shall disclose this Amendment with the Commission by 9:30 a.m. (Eastern Time) on December 21, 2018.

d.	The Company shall reimburse the Holder for its reasonable costs in entering into this Amendment in addition to any other costs incurred by the Holder and not paid by the Company on or before December 28, 2018.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized representatives on the date first written above.

DPW HOLDINGS, INC.

By:
Name: Milton C. Ault III
Title: Chief Executive Officer

Facsimile No. for delivery of Notices:

DOMINION CAPITAL LLC

By:
Name: Mikhail Gurevich
Title: Managing Member, Dominion Capital Holdings LLC as Managing Member of Dominion Capital LLC

Facsimile No. for delivery of Notices:

Ault & Company, Inc., as related to Sections 2.a and 2.b

By:
Name: Milton C. Ault III
Title: Chief Executive Officer

Facsimile No. for delivery of Notices: